Exhibit 10.1

EXECUTION COPY

SECOND AMENDMENT TO CENTREPOINTE BUSINESS PARK LEASE AGREEMENT

This Second Amendment to Centrepointe Business Park Lease Agreement (this “Amendment”) is dated October 5, 2023, between CENTREPOINTE PROPERTIES, LLC, a Utah limited liability company (“Landlord”), and SINTX TECHNOLOGIES, INC, a Delaware corporation (formerly known as Amedica Corporation) (“Tenant”).

The Landlord and Tenant are parties to the Centrepointe Business Park Lease Agreement dated April 21, 2009, as amended by the Amendment to Centrepointe Business Park Lease Agreement dated June 7, 2019 (the “Lease”). The parties want to further amend the Lease as stated in this Amendment.

The parties therefore agree as follows:

1. Definitions. Capitalized terms used in this Amendment but not otherwise defined have the meanings given in the Lease.

2. Expansion of Premises. As of November 1, 2023, the Premises are hereby amended and expanded by 1,230 rental square feet (the “Expansion Premises”) for a total of approximately 30,764 square feet. The Premises, as amended by this Amendment, are as shown on exhibit A with any ambiguities to be reasonably determined by the Landlord’s architect.

3. Amended Term. The Term is amended to end on October 31, 2031, with one five-year Extension Option. The Extension Option will be on the same terms as in the Lease (modified to be consistent with this Amendment) and may be for all or a portion of the Premises.

4. Amended Base Rent. Effective beginning November 1, 2023, the Base Rent is amended to be $17.00 per RSF. Base Rent on the Expansion Premises will be zero until April 1, 2024. For clarity, beginning November 1, 2023, through March 31, 2024, Base Rent will be charged on 29,534 RSF and beginning April 1, 2024, through the end of the Term, Base Rent will be charged on 30,764 RSF. Beginning on November 1, 2025, and on each one-year anniversary of November 1, 2025, thereafter, the amended Base Rent will increase by 3% of the immediately preceding prior year’s Base Rent.

5. Improvements

5.1 The Landlord and the Tenant shall cooperate to make the following improvements, and the Landlord shall pay for those improvements to the Premises:

(a) Removing walls to expand the Premises, including the addition of a new demising wall to be constructed with comparable building standards and premises finishes (i.e., framing, sheetrock, paint, etc.) so that the demising wall finishes reasonably match the other walls in the Premises. Tenant and Landlord shall cooperate in constructing the new demising wall, but the work will be primarily managed by Landlord.

(b) Installing new LED light fixtures in the production area and office areas of the Premises. The final pricing and specifications of the light fixtures is listed on exhibit B. Tenant and Landlord shall cooperate in installing new LED light fixtures, but the work will be primarily managed by Landlord.

(c) Installing a small roof-top crane. Landlord is not obligated to contribute more than $4,000 to the installation of the crane. If Tenant wants to upgrade the roof- top crane to a more expensive model, Tenant shall pay or reimburse the Landlord for the additional cost. The crane location on the roof will be as agreed by the parties. Tenant shall manage the installation of the crane. The crane will be owned by the Landlord after installation.

5.2 The Landlord shall make the following building improvements at its sole cost:

(a) Install video surveillance for the building. The Landlord shall share video footage with the Tenant from time to time for appropriate business purposes as reasonably requested by the Tenant.

(b) Repair the tile floor in the lobby.

(c) Install four EV charging ports in the parking lot on the west side of the Premises that Tenant will have the nonexclusive right to use throughout the Term.

6. Other Covenants

6.1 Right of First Offer. If the Tenant is not in default of its obligations under the Lease, during the Term, the Tenant is granted an ongoing right of first offer (“ROFO”) to lease additional space in the Building as such additional space becomes available. The Landlord shall give the Tenant written notice of the availability of any of said additional space. The Tenant will have 15 Business Days from the receipt of the Landlord’s notice to notify the Landlord in writing whether the Tenant will lease the additional space. If the Tenant accepts the offer, the parties will amend the Lease to add the additional space to the Premises, the term of the lease for the offered space will match the Term of the Lease (as amended by this Amendment), and the other terms applicable to the additional space will be the same as under the Lease (as amended by this Amendment) with the Base Rent increased to account for the increase in the Premises. If the Tenant declines the offer to lease additional space or fails to notify the Landlord within the 15 Business Days, the Tenant’s right of first offer with respect to that space will be null and void and of no further force and effect, and the Landlord will be free to lease that space to any person or entity upon any terms and for any purpose.

7. Conforming Modifications. The Lease is amended to be consistent with this Amendment and to provide that it will be a breach of the Lease if a party fails to comply with the terms of this Amendment. If there is a conflict between the terms of this Amendment and any term in the Lease, the terms of this Amendment will control. Except as specifically set forth in this Amendment, all terms of the Lease remain unmodified and in full force and effect. Any reference to the Lease after the date of this Amendment is deemed to be a reference to the Lease as amended by this Amendment.

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8. General Provisions

8.1 Entire Agreement. This Amendment constitutes the final agreement between the parties. It is the complete and exclusive expression of the parties’ agreement on the matters contained in this Amendment. All prior and contemporaneous negotiations and agreements between the parties on the matters contained in this Amendment are expressly merged into and superseded by this Amendment. The provisions of this Amendment may not be explained, supplemented, or qualified through evidence of trade usage or a prior course of dealings. There are no conditions precedent to the effectiveness of this Amendment other than those expressly stated in this Amendment.

8.2 Counterparts; Facsimile and Electronic Signatures. The parties may sign this Amendment in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. The signatures of all the parties need not appear on the same counterpart, and delivery of a signed counterpart signature page by facsimile or electronically is as effective as signing and delivering this Amendment in the presence of the other parties to this Amendment. This Amendment is effective upon delivery of one executed counterpart from each party to the other parties. In proving this Amendment, a party must produce or account only for the signed counterpart of the party to be charged.

8.3 Interpretation. This Amendment will not be construed in favor of or against any party because of authorship or for any other reason.

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The parties are signing this Second Amendment to Centrepointe Business Park Lease Agreement on the date stated in the introductory paragraph.

CENTREPOINTE PROPERTIES, L.L.C.

By:
Name:	Corey Brand
Title:	Manager
Oct 10, 2023

SINTX TECHNOLOGIES, INC

By:
Name:	David O’Brien
Title:	EVP & COO
Oct 10, 2023

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EXHIBIT A THE

PREMISES

EXHIBIT B

LED LIGHT FIXTURES

LED light fixtures will be comparable to what has been replaced in the space.